Exhibit 99.1

Forest Oil Announces Third Quarter 2008 Results; Continues to Control Cash Costs

Net sales volumes increased 3% sequentially from second quarter 2008 to 520 MMcfe/d; Forest expects 12% sequential increase in the fourth quarter to 575 – 590 MMcfe/d

Adjusted net earnings per share in third quarter increased 54% to $1.29 per share compared to third quarter 2007

Adjusted EBITDA in third quarter increased 30% to $337 million compared to third quarter 2007

Adjusted discretionary cash flow in third quarter increased 37% to $306 million compared to third quarter 2007

Total cash costs per-unit in third quarter remained consistent with third quarter 2007 at $2.50 per Mcfe

DENVER--(BUSINESS WIRE)--November 3, 2008--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the third quarter of 2008. For the quarter ended September 30, 2008, the Company reported the following highlights:

  Net sales volumes increased 3% sequentially to 520 MMcfe/d despite 16 MMcfe/d of deferred production in the quarter due to fall 2008 hurricanes and third party downstream pipeline disruptions
  Adjusted net earnings of $113.2 million, up 55% over $73.0 million in third quarter 2007, on revenues of $474.2 million
  Adjusted EBITDA of $336.7 million, up 30% over $259.3 million in third quarter 2007
  Adjusted discretionary cash flow of $305.7 million, up 37% over $223.3 million in third quarter 2007

H. Craig Clark, President and CEO, stated, “Forest continues to perform along the tenets of its stated operational and financial goals for 2008, growing the Company’s 2008 production organically while continuing to focus on costs and spending near our cash flow levels. Forest will continue to fund the projects that provide optimal rates of return even in lower gas price environments, while controlling costs to enhance shareholder value. Forest’s significant inventory of low-cost, low-risk tight gas sand opportunities and acreage positions it well versus its peers. Many of our competitors have focused their capital solely on more expensive shale gas plays that could take years to gain the efficiencies already proven in tight gas sand development.

Forest’s credit capacity and liquidity remains strong. Forest had approximately $575 million in liquidity under its existing $1.8 billion credit facilities at September 30, 2008, and our lenders recently reaffirmed their $1.8 billion commitment level. Forest will continue to prudently manage its balance sheet and intends to execute a focused development drilling plan that will approximate discretionary cash flow in 2009.”

THIRD QUARTER 2008 RESULTS

For the three months ended September 30, 2008, Forest reported net earnings of $429.0 million or $4.88 per basic share. This compares to Forest’s net earnings of $58.0 million or $.67 per basic share in the corresponding period in 2007. Net earnings for the three months ended September 30, 2008 were affected by the following items:

  The non-cash effect of net unrealized gains relating to recording derivative instruments, totaling $498.2 million ($317.4 million net of tax)
  The non-cash effect of unrealized losses on other investments and unrealized foreign currency exchange losses, totaling $19.2 million ($13.1 million net of tax)
  Gain on the sale of Gabon assets, totalling $21.1 million ($11.5 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings were $113.2 million or $1.29 per basic share. This is an increase of 55% over Forest’s adjusted net earnings of $73.0 million or $.84 per basic share in the corresponding 2007 period.

Forest’s adjusted EBITDA increased 30% for the three months ended September 30, 2008 to $336.7 million compared to adjusted EBITDA of $259.3 million in the corresponding 2007 period. Forest’s adjusted discretionary cash flow increased 37% for the three months ended September 30, 2008 to $305.7 million compared to adjusted discretionary cash flow of $223.3 million in the corresponding 2007 period.

The significant increase in adjusted net earnings, adjusted EBITDA and adjusted discretionary cash flow was primarily due to higher per-unit price realizations for the three months ended September 30, 2008 compared to the corresponding 2007 period.

Net Sales Volumes, Average Realized Prices, and Revenues

	Three Months Ended September 30, 2008
	Gas (MMcf/d)	Oil (MBbls/d)	NGLs (MBbls/d)	Total (MMcfe/d)

Net sales volumes
United States	325.5	9.8	9.1	439.0
Canada	63.1	2.2	0.8	81.3
Totals	388.6	12.0	9.9	520.3

Average realized prices (1)
United States	$8.54	116.25	54.60	10.06
Canada	6.97	105.65	77.12	9.06
Totals	$8.28	114.30	56.41	9.91

Revenues (in thousands)
United States	$255,627	105,209	45,648	406,484
Canada	40,464	21,659	5,630	67,753
Totals	$296,091	126,868	51,278	474,237

(1) Average realized prices do not include the effects of natural gas and oil derivative contracts.

For the three months ended September 30, 2008, Forest’s average oil and gas net sales volumes were 520 MMcfe/d, representing a 2% increase over 508 MMcfe/d (excluding Alaska) in the corresponding 2007 period. The net sales volumes for the three months ended September 30, 2008 were impacted by Forest’s divestiture activities, which represented a loss of 5 MMcfe/d, and deferred production resulting from hurricanes and third party pipeline disruptions of 16 MMcfe/d.

Forest’s price differential to NYMEX for natural gas was $1.98 per Mcf for the three months ended September 30, 2008 compared to $.81 per Mcf in the corresponding 2007 period. Average realized prices for natural gas were $8.28 per Mcf for the three months ended September 30, 2008 compared to $5.35 per Mcf in the corresponding 2007 period. The larger price differential was a result of higher NYMEX prices, as well as pipeline and plant disruptions caused by hurricanes for the three months ended September 30, 2008.

Forest’s price differential to NYMEX for oil and condensate was $3.83 per Bbl for the three months ended September 30, 2008 compared to $4.35 per Bbl in the corresponding 2007 period. Average realized prices for oil and condensate were $114.30 per Bbl for the three months ended September 30, 2008 compared to $70.75 per Bbl in the corresponding 2007 period.

Forest’s average realized prices for natural gas liquids were $56.41 per Bbl, or 48% of NYMEX oil prices, for the three months ended September 30, 2008 compared to $39.36 per Bbl, or 52% of NYMEX oil prices, in the corresponding 2007 period.

Total Cash Costs

Total cash costs per-unit for the three months ended September 30, 2008 remained consistent with the corresponding 2007 period at $2.50 per Mcfe.

Forest’s oil and gas production expense per-unit increased 5% for the three months ended September 30, 2008 to $1.53 per Mcfe compared to $1.46 per Mcfe in the corresponding 2007 period. The increase in production expense per-unit was a result of higher production and property taxes per-unit as a result of higher commodity prices. Production and property taxes per-unit increased 44% for the three months ended September 30, 2008 to $.49 per Mcfe compared to $.34 per Mcfe in the corresponding 2007 period. The increase was partially offset by the divestiture of the high operating cost Alaska assets in August 2007 and successful cost control initiatives.

Forest’s general and administrative expense per-unit, excluding stock-based compensation expense, decreased slightly for the three months ended September 30, 2008 to $.28 per Mcfe compared to $.29 per Mcfe in the corresponding 2007 period.

Forest’s interest expense decreased 7% for the three months ended September 30, 2008 to $30.4 million, or $.64 per Mcfe, compared to $32.6 million, or $.68 per Mcfe, in the corresponding 2007 period due to the repayment in full of the Forest Alaska Operating LLC term loans in August of 2007.

Forest’s current income tax expense per-unit decreased 14% for the three months ended September 30, 2008 to $.06 per Mcfe compared to $.07 per Mcfe in the corresponding 2007 period. In the three months ended September 30, 2008, current tax expense reflects $3.1 million of tax related to the sale of the Company's assets in Gabon.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit increased 13% for the three months ended September 30, 2008 to $2.86 per Mcfe compared to $2.54 per Mcfe in the corresponding 2007 period. The increase was primarily due to price-related downward reserve revisions at September 30, 2008 caused by a significant increase in basis differentials in the Mid-Continent area.

Exploration and Development Capital Expenditures

Forest invested $398.8 million in exploration and development activities (excluding capitalized interest, equity compensation and asset retirement obligations) for the three months ended September 30, 2008. This compares with $225.4 million spent in the third quarter of 2007 and $294.3 million spent in the second quarter of 2008.

NATURAL GAS AND OIL DERIVATIVES

As of November 3, 2008, Forest had natural gas and oil derivatives in place for 2008, 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below. None of these natural gas and oil derivatives contain knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. Forest’s bank group is comprised entirely of commercial banks. These banks or their affiliates are also Forest’s primary derivative counterparties. During the fourth quarter of 2008 Forest terminated 20.0 Bbtu/d of natural gas swaps for 2009 and 20.0 Bbtu/d of natural gas collars for 2009 to balance Forest’s credit exposure amongst its bank group. Forest received $19.2 million of proceeds related to these terminations. The effects of these terminations have been included in the table below.

	Remainder 2008		2009	2010
Natural gas swaps:
Contract volumes (Bbtu/d)	70.0	(1)	90.0	-
Weighted average price (per MMBtu)	$9.02		9.34	-

Natural gas collars:
Contract volumes (Bbtu/d)	110.0	(1)	20.0	-
Weighted average ceiling price (per MMBtu)	$9.18		11.28	-
Weighted average floor price (per MMBtu)	$7.51		8.50	-

Oil swaps:
Contract volumes (MBbls/d)	6.5		4.5	1.5
Weighted average price (per Bbl)	$69.72		69.01	72.95

(1) 10.0 of the 70.0 Bbtu/d of natural gas swaps and 30.0 of the 110.0 Bbtu/d of natural gas collars are subject to a put of $6.00 per MMBtu.

OPERATIONAL PROJECT UPDATE

CORE AREAS

The Core Area assets (Greater Buffalo Wallow Area, Ark-La-Tex, South Texas and the Alberta Deep Basin) constituted 70% of Forest’s net sales volumes and 63% of capital expenditures for the three months ended September 30, 2008. These assets are primarily large tight-gas sand development projects. Forest employed 35 rigs in these areas alone during the third quarter of 2008 compared to 27 rigs in the first quarter of 2008. Current plans are to reduce the rig count employed in the Core Areas by year end 2008. Net sales volumes from these assets were up 6% sequentially to 362 MMcfe/d in the third quarter of 2008 compared to 342 MMcfe/d in the second quarter of 2008.

Greater Buffalo Wallow Area – Texas Panhandle (66 – 100% WI) – During the third quarter of 2008, a total of 20 wells were drilled, with a 100% success rate. The initial rates for these wells ranged from approximately 2.4 to 10.7 MMcfe/d, with an average of 4.9 MMcfe/d. Forest drilled its best vertical well in the area to date during the quarter with an initial rate of 10.7 MMcfe/d.

East Texas/North Louisiana Area (52 – 100% WI) – During the third quarter of 2008, a total of three Cotton Valley horizontal wells were completed on its acreage with one well initially producing 9.9 MMcfe/d (Forest's best Cotton Valley horizontal well to date), and for the three wells, an average initial rate of 6.0 MMcfe/d. Since inception of this program in 2007, Forest has drilled 12 horizontal Cotton Valley wells that have yielded average initial gross production rates of 5.4 MMcfe/d. Forest currently has three horizontal Cotton Valley rigs running in its East Texas/North Louisiana play.

Deep Basin Area, Wild River, Sundance/Ansell and Hinton (25 – 100% WI) – During the third quarter of 2008, a total of 11 wells have been drilled, with a 100% success rate with initial rates on these wells ranging from 1.0 to 7.0 MMcfe/d. Based on previous completions in the field, Forest identified a horizontal completion opportunity in a previously untested horizontal zone that tested 4.6 MMcfe/d. Forest expects to continue to evaluate horizontal opportunities in 2008 and 2009.

NEW FRONTIER PROGRAM

Utica Shale (60 – 100% WI) – Forest has drilled all three horizontal wells and is on schedule with its previously announced plan to commence fracture stimulating wells in the fourth quarter of 2008. Results of Forest’s drilling program are expected to be available by year end 2008. After the completion of the 2008 horizontal drilling and fracture stimulation program, and assuming favorable test results, Forest expects to commence a pilot horizontal program in 2009 with full scale development expected to begin in 2010.

Haynesville/Bossier Shale (52 – 100% WI) – Forest is testing the Haynesville/Bossier shale on its acreage and plans to drill or deepen a total of 16 vertical wells in 2008 to the shale and use the data from those wells to support drilling two to three horizontal wells before year end, one of which is currently drilling. Through the end of the third quarter of 2008, a total of 10 Haynesville/Bossier vertical shale wells (some commingled with Cotton Valley) have been drilled, with a 100% success rate. Initial rates on these wells ranged from 1.5 to 4.4 MMcfe/d. A stand alone vertical Haynesville/Bossier well was put on line in the third quarter at 4.4 MMcfe/d, Forest’s best East Texas/North Louisiana vertical well to date.

Greater Vermejo/Haley Delaware Basin – West Texas (42 – 100% WI) – During the third quarter of 2008, Forest completed its first well in the 2008 program yielding an initial production rate of 7.2 MMcfe/d following successful 3D seismic interpretation in the field. A second well is currently being completed and production is expected to begin before the end of the year. A third deep exploratory well is expected to spud in late December 2008.

PROPERTY ACQUISITIONS

Forest completed its previously announced acquisition from Cordillera Texas, L.P. of producing assets, including approximately 118,000 gross acres (85,000 net acres), located in its Greater Buffalo Wallow and East Texas/North Louisiana Core Areas with significant development potential. The assets produced an average of approximately 34 MMcfe/d in the first half of 2008 and, based on Forest’s internal estimates, contain 350 Bcfe of estimated proved reserves. Since the date of the acquisition, September 30, 2008, Forest has completed two notable wells on the properties, one vertical well north of Buffalo Wallow at 3 MMcfe/d and one horizontal well in East Texas at 4 MMcfe/d. Forest will evaluate horizontal drilling opportunities on the entire property base using our expertise gained in East Texas/North Louisiana.

PROPERTY DIVESTITURES

For the nine months ended September 30, 2008, Forest has sold low growth, primarily non-operated assets with combined net production of approximately 5 MMcfe/d and estimated proved reserves of 16 Bcfe at December 31, 2007 for proceeds of approximately $100 million, including the sale of all of our unproven oil and gas properties in Gabon for proceeds of approximately $24 million.

As previously announced, Forest entered into an agreement to sell certain operated and non-operated properties in the Rockies, including its Niobrara and San Juan properties and various other properties in Wyoming and Utah, for $258 million. At the instigation of the counterparty to the transaction, Forest is currently in discussions that may result in modifications to the transaction’s terms.

The Company also announced a desire to sell an additional $450 – 750 million of assets. Given the challenging credit environment, this goal may be unlikely to be achieved on the original timetable. However, we intend to continue to pursue additional asset sales as markets improve.

UPDATED 2008 GUIDANCE

The guidance below represents Forest’s updated price differential guidance for the three months ending December 31, 2008. Except as indicated below, all other guidance detailed in Forest’s press releases dated February 21, 2008, May 2, 2008, and September 30, 2008 has not changed.

The following guidance is subject to all of the cautionary statements and limitations described in Forest’s press release dated February 21, 2008 and below, under the headline “Forward-Looking Statements”.

Price Differential: Based on current prices, Forest expects the natural gas price differential for the remainder of 2008 will average $1.40 to $1.70 per MMbtu less than the NYMEX Henry Hub price.

Based on current prices, Forest expects the oil and condensate differential for the remainder of 2008 will average $4.00 to $6.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price.

Based on current prices, Forest expects the realized price for natural gas liquids for the remainder of 2008 will average 50% of the NYMEX WTI price.

NON-GAAP FINANCIAL MEASURES

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net earnings adjusted for certain items, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. A reconciliation between GAAP net earnings and net earnings adjusted for certain items is provided in the paragraphs on page two of this release in which the non-GAAP measure is presented. Net earnings excluding the effects of certain items should not be considered a substitute for net earnings as reported in accordance with GAAP.

In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings plus income tax expense; unrealized (gains) losses on derivative instruments, net; unrealized foreign currency exchange losses (gains); unrealized losses (gains) on other investments, net; realized foreign currency exchange gains; interest expense; write-off of unamortized debt costs and prepayment premiums; accretion of asset retirement obligations; depreciation and depletion; gain on sale of assets; and stock-based compensation. Further, Forest presents adjusted discretionary cash flow, which consists of adjusted EBITDA minus interest expense; write-off of unamortized debt costs and prepayment premiums; current income tax expense; and other. Management uses adjusted EBITDA and adjusted discretionary cash flow as measures of operational performance. Adjusted EBITDA and adjusted discretionary cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings to adjusted EBITDA to adjusted discretionary cash flow (in thousands):

	Three Months Ended September 30,
	2008	2007

Net earnings	$429,007	57,987
Income tax expense	233,942	29,048
Unrealized (gains) losses on derivative instruments, net	(498,182)	12,415
Unrealized foreign currency exchange losses (gains)	4,456	(1,075)
Unrealized losses (gains) on other investments, net	14,699	(2,521)
Realized foreign currency exchange gains	-	(4,895)
Interest expense	30,429	32,567
Write-off of unamortized debt costs and prepayment premiums	-	9,010
Accretion of asset retirement obligations	1,871	1,980
Depreciation and depletion	136,731	122,005
Gain on sale of assets	(21,063)	-
Stock-based compensation	4,820	2,763
Adjusted EBITDA	336,710	259,284

Interest expense	(30,429)	(32,567)
Write-off of unamortized debt costs and prepayment premiums	-	(9,010)
Current income tax expense	(2,961)	(3,320)
Other	2,425	8,960
Adjusted discretionary cash flow	$305,745	223,347

Total Cash Costs

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the Company’s cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

	Three Months Ended September 30,
	2008	Per Mcfe	2007	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$73,268	1.53	70,145	1.46
General and administrative expense (excluding stock-based compensation of $4,820 and $2,763, respectively)	13,226	0.28	13,953	0.29
Interest expense	30,429	0.64	32,567	0.68
Current income tax expense	2,961	0.06	3,320	0.07
Total cash costs	$119,884	2.50	119,985	2.50

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, November 4, 2008, at 12:00 PM MT to discuss the release. You may access the call by dialing toll free 800.399.6298 (for U.S./Canada) and 706.634.0924 (for International) and request the Forest Oil teleconference (ID # 70171358). A Q&A period will follow.

A replay will be available from Tuesday, November 4 through November 11, 2008. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) and 706.645.9291 (for International), conference ID # 70171358.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2008	December 31, 2007
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$496	9,685
Accounts receivable	205,768	201,617
Derivative instruments	60,779	30,006
Inventory	44,810	9,486
Deferred income taxes	4,384	23,854
Other current assets	76,567	86,726
Total current assets	392,804	361,374

Net property and equipment	6,900,747	5,025,815

Goodwill	265,088	265,618
Derivative instruments	7,730	-
Other assets	40,521	42,741
	$7,606,890	5,695,548

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$434,501	361,089
Accrued interest	34,146	7,693
Derivative instruments	60,690	72,675
Asset retirement obligations	4,204	2,562
Current portion of long-term debt	-	266,002
Other current liabilities	40,966	28,361
Total current liabilities	574,507	738,382

Long-term debt	2,672,996	1,503,035
Asset retirement obligations	95,912	87,943
Derivative instruments	29,167	38,171
Deferred income taxes	1,044,485	853,427
Other liabilities	65,355	62,779
Total liabilities	4,482,422	3,283,737

Shareholders' equity:
Common stock	9,709	8,838
Capital surplus	2,361,782	1,966,569
Retained earnings	653,287	306,062
Accumulated other comprehensive income	99,690	130,342
Total shareholders' equity	3,124,468	2,411,811
	$7,606,890	5,695,548

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2008	2007
	(In thousands, except per share amounts)

Revenues	$474,160	313,025

Operating expenses:
Lease operating expenses	44,912	48,269
Production and property taxes	23,482	16,112
Transportation and processing costs	4,874	5,764
General and administrative (including stock-based compensation of $4,820 and $2,763, respectively)	18,046	16,716
Depreciation and depletion	136,731	122,005
Accretion of asset retirement obligations	1,871	1,980
Gain on sale of assets	(21,063)	-
Total operating expenses	208,853	210,846
Earnings from operations	265,307	102,179

Other income and expense:
Interest expense	30,429	32,567
Unrealized (gains) losses on derivative instruments, net	(498,182)	12,415
Realized losses (gains) on derivative instruments, net	48,842	(30,387)
Other expense, net	21,269	549
Total other (income) and expense	(397,642)	15,144

Earnings before income taxes	662,949	87,035
Income tax expense:
Current	2,961	3,320
Deferred	230,981	25,728
Total income tax expense	233,942	29,048

Net earnings	$429,007	57,987

Weighted average number of common shares outstanding:
Basic	87,987	86,802
Diluted	90,006	88,613

Basic earnings per common share	$4.88	0.67

Diluted earnings per common share	$4.77	0.65

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net earnings	$429,007	57,987
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	136,731	122,005
Accretion of asset retirement obligations	1,871	1,980
Unrealized (gains) losses on derivative instruments, net	(498,182)	12,415
Unrealized losses (gains) on other investments, net	14,699	(2,521)
Unrealized foreign currency exchange losses (gains)	4,456	(1,075)
Realized foreign currency exchange gains	-	(4,895)
Deferred income tax expense	230,981	25,728
Stock-based compensation	4,820	2,763
Gain on sale of assets	(21,063)	-
Other, net	(685)	8,960

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	65,458	3,324
Other current assets	(28,687)	(3,291)
Accounts payable	13,386	(14,221)
Accrued interest and other current liabilities	39,390	17,959
Net cash provided by operating activities	392,182	227,118

Cash flows from investing activities:
Capital expenditures	(1,152,969)	(211,577)
Proceeds from sales of assets	47,049	463,121
Other, net	12,862	-
Net cash (used) provided by investing activities	(1,093,058)	251,544

Cash flows from financing activities:
Proceeds from bank borrowings, net of repayments	681,988	(212,041)
Repayment of term loans	-	(263,750)
Repurchases of 7% senior subordinated notes	(1,750)	-
Proceeds from the exercise of options and from employee stock purchase plan	2,434	1,069
Other, net	7,964	(11,342)
Net cash provided (used) by financing activities	690,636	(486,064)

Effect of exchange rate changes on cash	(75)	486

Net decrease in cash and cash equivalents	(10,315)	(6,916)
Cash and cash equivalents at beginning of period	10,811	15,730
Cash and cash equivalents at end of period	$496	8,814

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
Director - Investor Relations